                                                                   Exhibit 6.08

                        AGREEMENT FOR ADVANCEMENT OF LOAN

WHEREAS, Brooke Credit Corporation ("lender") has agreed to loan GI Agency, Inc. ("borrower") the amount of One Hundred Thousand Dollars ($100,000.00) for the purpose of financing the down payment for acquiring Island Insurance Agency in Grand Island, Nebraska. These loan agreements shall apply to future loans or advances made by lender to borrower. The lender's agreement to extend credit is subject to the following terms and conditions.

1. Borrower shall execute a separate promissory note in the amount of $100,000.00. Said promissory note shall provide for 11 equal monthly payments in the approximate amount of $1,377.50 and shall mature 12 months after the date of said promissory note. Said promissory note shall also provide for an interest rate of 11.0%

2. Borrower shall execute a separate security agreement which provides for a purchase money security interest in the acquired insurance agency and all related assets.

3. Borrower shall execute a separate, UCC-1 financing statement form which perfects lenders security interest in the assets referenced above.

4. In the event the borrower defaults on the promissory note or security agreement referenced above, then the borrower further agrees to the following:

         (A) Borrower agrees that lender's written notice of default constitutes "good and sufficient cause" for termination by Brooke Corporation of a Franchise Agreement dated September 4, 1997 between the borrower and Brooke Corporation.

         (B) Effective upon receipt by borrower of lender's written notice of default, borrower shall assign to lender any and all amounts owed to borrower by Brooke Corporation whether for sales commissions, net premiums or from any other source.

         (C) Borrower agrees that all receipts from collection of borrower's customer account receivables shall be deposited to a deposit account which is owned and controlled by Brooke Corporation and that, effective upon receipt by borrower of lender's written notice of default, borrower authorizes Brooke Corporation to pay any such customer account receivables to the lender if requested by the lender.

         (D) Effective upon receipt by borrower of lender's written notice of default, borrower assigns to lender any and all ownership of borrower's customer accounts and authorizes Brooke Corporation to transfer ownership of borrower's customer accounts to lender.

         (E) Effective upon receipt by borrower of lender's written notice of default, borrower authorizes Brooke Corporation to divulge to lender or to those designated by lender any information requested by lender, whether confidential or otherwise.

         (F) Effective upon receipt by borrower of lender's written notice of default and continuing for a period of three (3) years thereafter, the borrower agrees that Borrower will not solicit any insurance business from clients who were clients of Brooke Financial Services of Grand Island, Nebraska.

         (G) Effective upon receipt by borrower of lender's written notice, borrower agrees to enforce, for the continued benefit of lender, all non solicitation agreements or noncompete agreements currently in force between borrower and its officers, directors, partners, independent contractors and employees.

         (H) Effective upon receipt by borrower of lender's written notice of default, borrower shall cooperate with lender in transferring ownership of all of borrower's customer accounts and policies to lender. Furthermore, borrower shall cause, to the extent reasonably possible, borrower's officers, directors, partners, independent contractors and employees to cooperate with lender in transferring ownership of all of borrower's customer accounts and policies to lender.

         (I) Effective upon receipt by borrower of lender's written notice of default, the borrower shall assign to lender all of borrower's rights to the telephone numbers used to serve borrower's customers, if requested by lender.

         (J) Effective upon receipt by borrower of lender's written notice of default, the borrower shall assign to lender all of borrower's rights to the lease of office space used to serve borrower's customers, if requested by lender.

         (K) Effective upon receipt by borrower of lender's written notice of default, the borrower shall assign to lender all of borrower's rights to the lease of a post office box or other mailing address used to serve borrower's customers, if requested by lender.

         (L) Within seven days of receipt by borrower of lender's written notice of default, borrower shall deliver to lender all of borrower's customer files and customer records.

5. The borrower acknowledges that Brooke Corporation is lender's parent company and that the lender shall provide to Brooke Corporation a copy of all loan and security agreements executed by borrower in connection with said loan.

6. Borrower holds Brooke Corporation harmless for any breach of the terms of said Franchise Agreement by Brooke Corporation which may result from actions taken by Brooke Corporation that are authorized by these Loan Agreements.

7. Borrower agrees to provide to lender in January of each year current financial information which is sufficient for lender to adequately analyze borrower's financial condition and loan collateral margins.

8. Borrower agrees that said Franchise Agreement shall not be terminated by borrower until the promissory note referenced in these Loan Agreements is paid in full.

9. Notices which may be required to be sent by lender to the borrower in accordance with these agreements shall be sufficient if in writing and if sent by registered mail to borrower's residence.

Lender's Address:                            Borrower's Address:
Brooke Credit Corporation                    GI Agency, Inc.
205 F Street, P.O. Box 426                   PO Box 4909
Phillipsburg, KS  67661                      Grand Island, Nebraska  68802-0409

The undersigned agree to the foregoing and acknowledge receipt of a copy of this agreement on this the 31st day of December, 1997.

                                                Brooke Credit Corporation

                                                by:      /s/  Leland G. Orr
                                                   ----------------------------


                                                GI Agency, Inc.

                                                by:      /s/  Michael Hess
                                                   ----------------------------

NOTICE TO BORROWER: This written agreement is the final expression of the agreement between you and the Lender, and as such it may not be contradicted by evidence of any prior oral agreement or of a contemporaneous oral agreement between you and the Lender.

ADDITIONAL TERMS: None

AFFIRMATION: By signing here, Borrower and Lender affirm that no unwritten oral agreement between them exists.

                                                Brooke Credit Corporation

                                                by:      /s/  Leland G. Orr
                                                   ----------------------------

                                                GI Agency, Inc.

                                                by:      /s/  Michael Hess
                                                   ----------------------------

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